Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of June 14, 2011, among Merge Healthcare Incorporated, a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee and as Collateral Agent (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and each of the Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented and amended, the “Indenture”), dated as of April 28, 2010, providing for the issuance of $200,000,000 aggregate principal amount of 11.75% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes without the consent of the Holders as permitted pursuant to Section 9.01(14) of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Issuer has solicited the consents of Holders of the outstanding Notes to the proposed amendments to the Indenture set forth herein (the “Proposed Amendments”), pursuant to the Consent Solicitation Statement dated June 7, 2011 (as the same may be amended or supplemented from time to time, the “Statement”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have provided written consent to the Proposed Amendments, and pursuant to Section 9.02 of the Indenture, the Issuer has filed with the Trustee evidence of such consents;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with;

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this Supplemental Indenture to amend the Indenture and have requested that the Trustee join in the execution of this Supplemental Indenture and pursuant to Section 9.02 of the Indenture, the Issuer has delivered a resolution of its Board of Directors stating that the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer, and in accordance with Section 9.06 and Section 14.04 of the Indenture have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that this Supplemental Indenture is authorized or permitted by the Indenture, that all conditions precedent to its execution have been complied with, that this Supplemental Indenture is the legal, valid and binding obligation of the Issuer and the Guarantors subject to customary exceptions, and that this Supplemental Indenture complies with the provisions of the Indenture; and

WHEREAS, pursuant to Section 9.01 and Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments.

(a) Subject to Section 2(b) below, the Indenture is hereby amended as follows (such amendments, the “Amendments”):

(i) Clauses (4) and (14) of the definition of “Permitted Liens” in Section 1.01 of the Indenture are hereby amended to read as follows:

(4) Liens securing Indebtedness (including Hedging Obligations with respect thereto) in an aggregate amount not to exceed $5.0 million; provided that such Liens are pari passu with or junior to the Notes;

(14) Liens created for the benefit of (or to secure) the Initial Notes (or the related Note Guarantees) and any other Indebtedness incurred under clause (7) of the definition of Permitted Indebtedness;

(ii) Section 1.01 of the Indenture is hereby amended by adding the following defined term in appropriate alphabetical order to read as follows:

“Note Documents” means Indenture Documents.

(iii) Section 4.07(b) of the Indenture is hereby amended to add a new clause (10) and to amend new clause (11) to read as follows:

(10) the redemption, repurchase, defeasance or other acquisition or retirement of the Series A Non-Voting Preferred Stock which is redeemed, repurchased, defeased, acquired or retired with proceeds from any Additional Notes issued under and pursuant to the terms of this Indenture; and

(11) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (11) on or after the Closing Date, does not exceed $5.0 million.

(iv) Clauses (1) and (7) of Section 4.09(b) of the Indenture are hereby amended to read as follows:

(1) Indebtedness under Credit Facilities outstanding at any time in an aggregate principal amount not to exceed $5.0 million;

(7) Indebtedness under (a) the Notes and the Note Guarantees issued on the Closing Date, (b) the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement and (c) Indebtedness under (i) the Notes and the Note Guarantees issued after the Closing Date and (ii) the Exchange Notes and Note Guarantees in respect thereof to be issued pursuant to a Registration Rights Agreement, in the aggregate principal amount not to exceed $52.0 million;

(v) Section 4.11(b) of the Indenture is hereby amended to add a new clause (11) to read as follows:

(11) issuances of Additional Notes to any Affiliate on terms which are as favorable to the Issuer and the Restricted Subsidiaries, taken as a whole, as is available in a simultaneous or comparable issuance of Additional Notes with an unrelated third party.

(vi) Pursuant to Section 9.01(14) of the Indenture, the Indenture is hereby amended to add a new Section 12.13 to read as follows:

Section 12.13 Real Property Mortgages and Filings.

Each Grantor agrees that upon the acquisition of any fee interest in real property in excess of $1.0 million in value it will promptly notify the Collateral Agent of such acquisition and will grant to the Collateral Agent, for the benefit of the Trustee and the Holders of the Notes, a first priority mortgage (subject to Permitted Liens) on each fee interest in real property owned by such Grantor and will deliver such other documentation and opinions, in form and substance satisfactory to Collateral Agent, in connection with the grant of such mortgage as the Collateral Agent reasonably requests, including title insurance policies, financing statements, fixture filings and environmental audits and such Grantor will pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

(b) The Amendments shall become operative immediately upon the provision by the Issuer to the Trustee of a request to execute this Indenture accompanied by (i) a resolution of the Issuer’s Board of Directors authorizing its execution of this Supplemental Indenture, and (ii) an Officer’s Certificate certifying that the conditions set forth in the Statement have either been satisfied or, where permitted, waived by the Issuer.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Severability. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Proposed Amendments, the Consent Solicitation Statement or any other document used in connection with the solicitation of consents, the consents or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

9. Successors. This Supplemental Indenture shall be binding on the Issuer, the Guarantors, the Trustee and the Holders and their respective successors and assigns, and shall inure to the benefit of the such parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:

MERGE HEALTHCARE INCORPORATED

By:	/s/ Ann Mayberry-French

Name:	Ann Mayberry-French
Title:	General Counsel and Secretary

GUARANTORS:

MERGE ASSET MANAGEMENT CORP.
MERGE ECLINICAL INC.
MERGE HEALTHCARE SOLUTIONS INC.
REQUISITE SOFTWARE INC.
STRYKER IMAGING CORPORATION

By:	/s/ Ann Mayberry-French

Name:
Title:	General Counsel and Secretary

CONFIRMA EUROPE LLC

By: Merge Healthcare Solutions Inc., its sole Manager

By:	/s/ Ann Mayberry-French

Name:	Ann Mayberry-French
Title:	General Counsel and Secretary

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and as Collateral Agent

By:	/s/ Yolanda Ash

Name:	Yolanda Ash
Title:	Associate